Exhibit 3.5

STATE OF DELAWARE CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION	State of Delaware Secretary of State Division of Corporations Delivered 05:17 PM 06/15/2018 FILED 05:17 PM 06/15/2018 SR 20185193071 - File Number 2412596

ImmuDyne, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.	The name of the corporation:

ImmuDyne, Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Article I: the name of the corporation has been changed to Conversion Labs, Inc.

3.	The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the certificate of incorporation have voted in favor of the amendment

4.	Effective date of filing (optional): Upon filing

5.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of June, 2018.

By:	/s/ Justin Schreiber
Justin Schreiber
Chief Executive Officer